Exhibit 23.4

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Teva Pharmaceutical Industries Limited pertaining to its various stock compensation plans, and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the consolidated financial statements of SICOR, Inc., included in the Form 6-K dated March 15, 2004 of Teva Pharmaceutical Industries Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

September 13, 2004